Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 of Cachet Financial Solutions, Inc. pertaining to the Cachet Financial Solutions, Inc. 2010 Equity Incentive Plan, the Cachet Financial Solutions, Inc. 2014 Associate Stock Purchase Plan, the Cachet Financial Solutions, Inc. 2014 Stock Incentive Plan, and the Cachet Financial Solutions, Inc. 2016 Stock Incentive Plan (collectively, the “Plans”) of our report dated February 24, 2017, except for “The Offering” in Note 14, as to which the date is March 7, 2017, and “Going Concern” in Note 1, as to which the date is March 31, 2017, relating to the consolidated financial statements of Cachet Financial Solutions, Inc. and Subsidiary as of and for the years ended December 31, 2016 and 2015 which appears in Cachet Financial Solutions, Inc.’s Current Report on Form 8-K dated March 31, 2017.

/s/ Lurie, LLP
Lurie, LLP

Minneapolis, Minnesota

March 31, 2017

2501 Wayzata Boulevard • Minneapolis, MN 55405